Exhibit 3.4

[SEAL APPEARS HERE]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	FILED # C19658-04 DEC 08 2004 IN THE OFFICE OF /s/ Dean Heller

	Certificate of Amendment (PURSUANT TO NRS 78.380)	DEAN HELLER SECRETARY OF STATE

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:	Metaphor Corp.

2. The article have been amended as follows (provide article numbers, If available):

The aggregate number of shares which this Corporation shall have authority to issue is one-hundred ten million consisting of (a) one-hundred million shares of Common Stock, par value $0.0001, (b) ten-million shares of preferred stock, par value $0.001, issuable in one or more series.

3. The undersigned declare that they constitute at least two-thirds of the incorporators ☐_ or of the board of directors ☒. (check one box only)

4. Effective date of filing (optional):	December 7, 2004.
(must not be later than 90 days after the certificate of filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

/s/ Mark Baum
Signature	Signature

*	If more than two signatures, attach an 8 1/2 x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State
Revised on: __/__/03